Exhibit 99.1
Saga Communications, Inc.
Reports 2nd Quarter 2011 Results
2nd Quarter Free Cash Flow Increased 10.2%
Contact:
Samuel D. Bush
313/886-7070
Grosse Pointe Farms, MI — August 4, 2011 — Saga Communications, Inc. (NYSE Amex-SGA) today reported free cash flow increased 10.2% to $6.3 million for the quarter ended June 30, 2011 compared to $5.7 million for the same period in 2010. The Company’s net operating revenue increased 0.9% to $33.2 million while station operating expense increased 2.0% compared to the same period last year to $23.6 million (station operating expense includes depreciation and amortization attributable to the stations). Operating income was $7.6 million compared to $7.8 million for the same period last year and net income for the period was $3.2 million ($0.75 per fully diluted share compared to $0.87 per fully diluted share for the same period last year).
For the six month period ended June 30, 2011, free cash flow increased 19.3% to $9.5 million. Net operating revenue increased 1.7% from the comparable period in 2010 to $61.9 million with operating income of $11.6 million compared to $11.4 million for the same period last year. Net income was $4.8 million ($1.14 per fully diluted share compared to $1.66 per fully diluted share for the same period last year). For the same period, station operating expense increased 1.4% to $46.4 million (station operating expense includes depreciation and amortization attributable to the stations).
The increase in station operating expense for the quarter and six month period is primarily attributable to an increase in the company’s health insurance expense of $285 thousand and $775 thousand respectively. During the 2nd Quarter of 2011 the Company incurred $1.2 million in other expense which was primarily due to the write off of our previously unamortized bank fees due to the closing of our new credit facility. The company’s net income for the six month period ended June 30, 2010 included $3.6 million in other income that was primarily due to the one-time payment for a frequency coordination of one of its licensed facilities.
Capital expenditures in the second quarter of 2011 were $1.4 million compared to $1.3 million for the same period last year. The Company currently expects to spend approximately $5.5 million for capital expenditures during 2011.

The Company continues to maintain a solid balance sheet with $13.9 million in cash and marketable securities balances as of June 30, 2011. As of June 30, 2011, the Company’s outstanding bank debt was $88.0 million. The trailing 12 month leverage ratio calculated as a multiple of EBITDA was 2.5 times.
The Company closed on its new $120 million Credit Agreement on June 13, 2011. The facility includes a $60 million term loan and a $60 million revolving loan. Upon converting to a LIBOR based loan on June 16, 2011 the initial applicable margin will be LIBOR + 250 basis points which is a 50 basis point reduction to the rate that was being paid on the previous facility. The initial applicable margin allows for a decrease to LIBOR + 150 basis points when the multiple of EBITDA is below 1.75 times.
Saga Communications utilizes certain financial measures that are not calculated in accordance with generally accepted accounting principles (GAAP) to assess its financial performance. Such non-GAAP measures include free cash flow, trailing 12 month consolidated EBITDA, and leverage ratio. These non-GAAP measures are generally recognized by the broadcasting industry as measures of performance and are used by Saga to assess its financial performance including but not limited to evaluating individual station and market-level performance, evaluating overall operations, as a primary measure for incentive based compensation of executives and other members of management and as a measure of financial position. Saga’s management believes these non-GAAP measures are used by analysts who report on the industry and by investors to provide meaningful comparisons between broadcasting groups, as well as an indicator of their market value. These measures are not measures of liquidity or of performance in accordance with GAAP, and should be viewed as a supplement to and not as a substitute for the results of operations presented on a GAAP basis including net operating revenue, operating income, and net income. Reconciliations for all of the non-GAAP financial measures to the most directly comparable GAAP measure are attached in the Selected Supplemental Financial Data table.
Saga Communications, Inc. is a broadcasting company whose business is devoted to acquiring, developing and operating broadcast properties. The Company owns or operates broadcast properties in 26 markets, including 61 FM and 30 AM radio stations, 3 state radio networks, 2 farm radio networks, 5 television stations and 4 low-power television stations. For additional information, contact us at (313) 886-7070 or visit our website at www.sagacommunications.com.
Saga’s 2nd Quarter 2011 conference call will be on Thursday, August 4, 2011 at 11:00 a.m. EDT. The dial-in number for all calls is (612) 234-9960. A transcript of the call will be posted to the Company’s web site.
The Company requests that all parties that have a question that they would like to submit to the Company to please email the inquiry by 10:00 a.m. EDT on August 4, 2011 to SagaIR@sagacom.com. The Company will discuss, during the limited period of the conference call, those inquiries it deems of general relevance and interest. Only inquiries made in compliance with the foregoing will be discussed during the call.

This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words such as “believes,” “expects,” “anticipates,” “guidance” and similar expressions are intended to identify forward-looking statements. Key risks, including risks associated with Saga’s ability to effectively integrate the stations it acquires and the impact of federal regulation on Saga’s business, are described in the reports Saga Communications, Inc. periodically files with the U.S. Securities and Exchange Commission, including Item 1A of our Annual Report on Form 10-K. Readers should note that these statements may be impacted by several factors, including national and local economic changes and changes in the radio and television broadcast industry in general, as well as Saga’s actual performance. Results may vary from those stated herein and Saga undertakes no obligation to update the information contained here.

Saga Communications, Inc.
Selected Consolidated Financial Data
For The Three and Six Months Ended
June 30, 2011 and 2010
(amounts in 000’s except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

Operating Results
Net operating revenue	$33,183	$32,887	$61,891	$60,874
Station operating expense	23,623	23,157	46,359	45,717
Corporate general and administrative	1,949	1,897	3,889	3,779

Operating income	7,611	7,833	11,643	11,378
Interest expense	1,034	1,468	2,191	2,987
Write-off revolving credit facility debt issuance costs	1,326	—	1,326	—
Other (income) expense, net	(95)	185	(27)	(3,411)

Income before income tax	5,346	6,180	8,153	11,802
Income tax expense	2,176	2,485	3,321	4,790

Net income	$3,170	$3,695	$4,832	$7,012

Earnings per share
Basic	$0.75	$0.87	$1.14	$1.66

Diluted	$0.75	$0.87	$1.14	$1.66

Weighted average common shares	4,242	4,236	4,237	4,229
Weighted average common and common
equivalent shares	4,245	4,237	4,242	4,229

Free Cash Flow
Net income	$3,170	$3,695	$4,832	$7,012
Plus: Depreciation and amortization:
Station	1,762	1,853	3,513	3,698
Corporate	59	54	113	106
Deferred tax provision	1,395	1,015	2,050	2,195
Non-cash compensation	74	230	236	528
Debt issuance cost write-off	1,326	—	1,326	—
Other (income) expense, net	(95)	185	(27)	(3,411)
Less: Capital expenditures	(1,377)	(1,301)	(2,522)	(2,146)

Free cash flow	$6,314	$5,731	$9,521	$7,982

Balance Sheet Data
Working capital			$22,525	$10,694
Net fixed assets			$64,545	$67,330
Net intangible assets and other assets			$96,932	$96,954
Total assets			$201,623	$206,405
Long-term debt (including current
portion of $3,000 and $17,278, respectively)			$89,078	$113,578
Stockholders’ equity			$85,030	$71,555

Saga Communications, Inc.
Selected Supplemental Financial Data
For the Three and Six Months Ended
June 30, 2011 and 2010
(amounts in 000’s)
(Unaudited)

			Corporate
	Radio	Television	and Other	Consolidated
Three Months Ended June 30, 2011:
Net operating revenue	$28,611	$4,572	$—	$33,183
Station operating expense	20,004	3,619	—	23,623
Corporate G&A	—	—	1,949	1,949

Operating income (loss)	$8,607	$953	$(1,949)	$7,611

Depreciation and amortization	$1,348	$414	$59	$1,821

			Corporate
	Radio	Television	and Other	Consolidated
Three Months Ended June 30, 2010:
Net operating revenue	$28,661	$4,226	$—	$32,887
Station operating expense	19,827	3,330	—	23,157
Corporate G&A	—	—	1,897	1,897

Operating income (loss)	$8,834	$896	$(1,897)	$7,833

Depreciation and amortization	$1,444	$409	$54	$1,907

			Corporate
	Radio	Television	and Other	Consolidated
Six Months Ended June 30, 2011:
Net operating revenue	$53,117	$8,774	$—	$61,891
Station operating expense	39,282	7,077	—	46,359
Corporate G&A	—	—	3,889	3,889

Operating income (loss)	$13,835	$1,697	$(3,889)	$11,643

Depreciation and amortization	$2,687	$826	$113	$3,626

			Corporate
	Radio	Television	and Other	Consolidated
Six Months Ended June 30, 2010:
Net operating revenue	$52,805	$8,069	$—	$60,874
Station operating expense	39,050	6,667	—	45,717
Corporate G&A	—	—	3,779	3,779

Operating income (loss)	$13,755	$1,402	$(3,779)	$11,378

Depreciation and amortization	$2,865	$833	$106	$3,804

Saga Communications, Inc.
Selected Supplemental Financial Data
June 30, 2011
(amounts in 000’s except ratios)
(Unaudited)

		Less:	Plus:	Trailing
	12 Mos Ended	6 Mos Ended	6 Mos Ended	12 Mos Ended
	December 31,	June 30,	June 30,	June 30,
	2010	2010	2011	2011
Trailing 12 Month Consolidated EBITDA (1)
Net income	$15,136	$7,012	$4,832	$12,956
Less: Loss on sale of assets	(386)	(336)	(80)	(130)
Other gains	—	186	105	(81)
Gain on license downgrade	3,756	3,561	—	195
Loss on Write Off of Unamortized Debt Issuance Costs	—	—	(1,326)	(1,326)
Other	46	159	189	76

Total exclusions	3,416	3,570	(1,112)	(1,266)

Consolidated Adjusted Net Income (1)	11,720	3,442	5,944	14,222
Plus: Interest expense	5,622	2,987	2,191	4,826
Income tax expense	10,400	4,790	3,321	8,931
Depreciation & amortization expense	7,718	3,806	3,626	7,538
Amortization of television syndicated programming contracts	732	361	236	607
Non-cash stock based compensation expense	927	528	370	769
Less: Cash television programming payments	(744)	(366)	(364)	(742)

Trailing twelve month consolidated EBITDA (1)	$36,375	$15,548	$15,324	$36,151

Total long-term debt, including current maturities				$89,078
Divided by trailing twelve month consolidated EBITDA (1)				36,151

Leverage ratio				2.5

(1) As defined in the Company’s credit facility.